                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           YARDVILLE NATIONAL BANCORP

To:               The Secretary of State
                  State of New Jersey                         EIN #22-2670267

                  Pursuant to the provisions of Section 14A:9-2(2) and Section 14A:9-4(2), Corporations, General, of the New Jersey Statutes (the "Business Corporation Act"), the undersigned corporation (hereinafter the "Corporation") executes the following Certificate of Amendment to its Certificate of
Incorporation:

                  1. The name of the Corporation is Yardville National Bancorp.

                  2. Pursuant to Section 14A:7-15.1 of the Business Corporation Act, the board of directors of the Corporation adopted a resolution on December 23, 1997, approving the issuance on January 20, 1998, to each holder of record of the Common Stock, no par value, of the Corporation (the "Common Stock") on January 5, 1998 (the "Record Date"), of a dividend payable in additional shares of authorized but unissued shares of Common Stock at the rate of one share of Common Stock for each share of Common Stock held of record by each holder on the Record Date (the "Share Dividend"). The number of shares of Common Stock subject to the Share Dividend was 2,479,049 and the number of shares of Common Stock issued pursuant to the Share Dividend was 2,479,049.

                  3. In connection with the Share Dividend, pursuant to Section 14A:7-15.1 of the Business Corporation Act, the board of directors of the Corporation adopted the following amendment to the Corporation's Certificate of Incorporation(the "Certificate"):

                  RESOLVED, that the first sentence of Article III.A. of the Certificate shall be amended and restated as follows:

                  "The total authorized capital stock of the Corporation shall be 13,000,000 shares, consisting of 12,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock which may be issued in one or more classes or series."

                  4. The foregoing amendment to the Certificate will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the Share Dividend exceeding the percentage of authorized shares that was unissued before the Share Dividend.


Date: February 27, 1998.                     YARDVILLE NATIONAL BANCORP



                                             By: /s/ Patrick M. Ryan
                                                 -----------------------------
                                                 Patrick M. Ryan, President
                                                 and Chief Executive Officer

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           YARDVILLE NATIONAL BANCORP


                  Pursuant to the provisions of Section 14A:9-5, Corporations, General of the New Jersey Statutes, the undersigned corporation (hereinafter the "Corporation") hereby executes the following Restated Certificate of
Incorporation:


                                    ARTICLE I
                                CORPORATION NAME

                  The name of the Corporation shall be Yardville National
Bancorp.


                                   ARTICLE II
                                CORPORATE PURPOSE

                  The purpose for which the Corporation is organized is to engage in any activities for which corporations may be organized under the New Jersey Business Corporation Act, subject to any restrictions which may be imposed from time to time by the laws of the United States or the State of New Jersey with regard to the activities of a bank holding company.


                                   ARTICLE III
                                  CAPITAL STOCK

         A. The total authorized capital stock of the corporation shall be 7,000,000 shares, consisting of 6,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors of the Corporation (hereinafter, the "Board") as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

         B. The Board is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Restated Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board may fix. In an amendment authorizing any class or series of Preferred Stock, the Board is expressly authorized to determine:

                  (1) the distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board;

                  (2) the dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

                  (3) the price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

                  (4) whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relating to the operation thereof;

                  (5) whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (6) the rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (7) whether or not the shares of the class or series will have priority over, be on parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

                  (8) whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

                  (9) any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.


                                   ARTICLE IV
                            CURRENT REGISTERED OFFICE
                          AND CURRENT REGISTERED AGENT

                  The address of the Corporation's current registered office is Woodland Falls Corporate Park, 200 Lake Drive East, Suite 206, Cherry Hill, New Jersey 08002, and the name of its current registered agent at that address is Stradley, Ronon, Stevens & Young, Attention: Joseph V. Del Raso, Esquire.


                                    ARTICLE V
                               BOARD OF DIRECTORS


         A. Number of Directors; Classification.

         The number of directors of the Corporation shall be not less than 5 nor more than 25 persons. The exact number of directors within such minimum and maximum limitations shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the entire Board. The directors constituting the Board shall be classified, with respect to the time for which they hold office, into three classes, as nearly equal in number as possible. At the annual meeting of shareholders held in 1986, one class will be elected for a term of two years, and another class will be elected for a term of three years, each class to hold office until its successors are elected and qualified. At each annual meeting thereafter the successors of the class of directors whose term expires in that year shall be elected to hold office for a term of three years and thereafter until their successors are elected and qualified.

         B. Newly Created Directorships and Vacancies.

         Newly created directorships resulting from any increase in the number of directors may be filled by the Board and any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board, or by a sole remaining director. Any director chosen in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

         C. Removal.

         Any director, or the entire Board, may be removed at any time by the shareholders, with or without cause, but only by the affirmative vote of the holders of at least 80% of the shares of the Corporation entitled to vote for the election of directors. The Board may remove any director for cause by a majority vote of the entire Board.

         D. Amendment, Repeal, Etc.

         Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the shares of the Corporation entitled to vote thereon shall be required to amend or repeal any provision in this Article V. Notwithstanding the foregoing, the Corporation may issue Preferred Stock, and classes and series thereof, which grant the holders of such Preferred Stock, or any class of series thereof, the right to elect (annually or otherwise), and to remove, additional directors in the event of dividend default or arrearage.

         E. Current Directors.

         The number of directors constituting the current Board of Directors is twelve (12).

         The name and address of each of the directors is as follows:

Jay G. Destribats                       Edward M. Hendrickson
4 Bernath Drive                         625 Medford Leas
Trenton, NJ  08610                      Medford, NJ  08055

Patrick M. Ryan                         Gilbert W. Lugossy
63 Corona Court                         100 W. Park Avenue
Old Bridge, NJ  08610                   Trenton, NJ  08610

John C. Stewart                         Weldon J. McDaniel, Jr.
2238 Spruce Street                      2238 Spruce Street
Trenton, NJ  08638                      Trenton, NJ  08620

C. West Ayres                           Samuel E. Proctor
Route 130 & Jones Street                112 Mercer Street
Burlington, NJ  08016                   Hamilton Square, NJ  08690

Lorraine Buklad                         William J. Steiner, Jr.
2141 South Board Street                 107 Brighton Drive
Hamilton, NJ  08610                     Mercerville, NJ  08619

Anthony M. Giampetro                    F. Kevin Tylus
643 North Ithan Avenue                  4 Azalea Way
Rosemont, PA  19010                     Hamilton Square, NJ  08690



                                   ARTICLE VI
                                 INDEMNIFICATION

                  The Corporation shall indemnify its officers, directors, employees, and agents and formers officers, directors, employees and agents, and any other person serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation could have the power to indemnify him against such liability under the provisions of this Article VI.


                                   ARTICLE VII

                      SHAREHOLDER ACTION; SPECIAL MEETINGS

         Any action required or permitted to be taken by the shareholders of the Corporation shall be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders unless all the shareholders entitled to vote thereon consent thereto in writing. Special meetings of shareholders of the Corporation may be called only by the Board pursuant to a resolution approved by a majority of the entire Board, or by the Chairman of the Board, the President, or the Executive Committee of the Board. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at 80% of the shares of the Corporation entitled to vote thereon shall be required to amend or repeal this Article VII. Notwithstanding the foregoing, the Corporation may issue Preferred Stock, and classes and series thereof, which grant the holders of such Preferred Stock the right to call a special meeting and to act by non-unanimous written consent.

                                  ARTICLE VIII
                              BUSINESS COMBINATIONS


         A. Vote Required for Certain Business Combinations.

         In addition to any affirmative vote required by law or this Restated Certificate of Incorporation and except as otherwise expressly provided in paragraph B of this Article VIII,

                  (1) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation or other person (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder, or

                  (2) any plan of exchange for all the outstanding shares of the Corporation or any Subsidiary or for any class of shares of either with (a) any Interested Shareholder or (b) any other corporation or other person (whether or not itself an Interested Shareholder) which is, or after such plan of exchange would be, an Affiliate of an Interested Shareholder, or

                  (3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions to or with any Interested Shareholder or Affiliate of any Interested Shareholder of any assets of the Corporation or any

Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $2,000,000 or more, or

                  (4) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $2,000,000 or more, or

                  (5) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder, or

                  (6) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder (any transaction referred to in any one or more of clauses (1) through (6) of this paragraph is hereinafter referred to as a "Business Combination"), shall require the affirmative vote of the holders of at least 80% of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, by this Restated Certificate of Incorporation or otherwise.


         B. When Higher Vote is not Required.

         The provisions of paragraph A of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of this Restated Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined) or all of the following conditions shall have been met:

                  (1) The aggregate of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                           (a)  (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

                           (b) the Fair Market Value per share of Common Stock
on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article VIII as the "Determination Date"), whichever is higher; and

                           (c)  (if applicable) the price per share equal to
the Fair Market Value per share of Common Stock determined pursuant to paragraph B(1)(b) above, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to
(ii) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

                  (2) The consideration to be received by the holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                  (3) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any division of the Common Stock), except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                  (4) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (5) A proxy or information statement describing the proposed Business Combination, and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

         C. Certain Definitions and Interpretations.

         For the purpose of this Article VIII:

                  (1) "Person" shall mean any individual, firm, corporation or other entity.

                  (2) "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which

                           (a)  is the beneficial owner, directly or
indirectly, of more than 10% of the outstanding Voting Stock, or

                           (b)  is an Affiliate of the Corporation and at any
time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock, or

                           (c)  is an assignee of or has otherwise succeeded to
any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933. For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C(3) of this Article VIII but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (3) A person shall be deemed the "beneficial owner" of any Voting Stock (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly, or (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  (4) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12B-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as in effect on April 29, 1986.

                  (5) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph C(2) of this Article VIII, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                  (6) "Continuing Director" means any member of the Board who was on the Board on April 29, 1986, and any subsequent member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

                  (7) "Fair Market Value" means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stock, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc.'s Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

                  (8) In the event of any Business Combination in which the Corporation survives, for purposes of paragraph B(1) and (2) of this Article VIII the consideration to be received shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                  (9) The directors of the Corporation shall have the power and duty to determine for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $2,000,000 or more.

         D. No effect on Fiduciary Obligations of Interested Shareholders.

         Nothing contained in this Article VIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         E. Amendment, Repeal, Etc.

         Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal this
Article VIII.


                                   ARTICLE IX
                LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

         A. A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after March 17, 1987, to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

         B. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.


                                   ARTICLE X
                     CONSIDERATIONS OF NON-ECONOMIC FACTORS
                          IN CONSIDERING A TAKEOVER BID

         The Board, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the Corporation, (ii) merge or consolidate the Corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (each of the foregoing, an "Acquisition Proposal") shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation the financial and managerial resources and future prospects of the other party, the possible effects of the Acquisition Proposal on the business of the Corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, and the effects of the Acquisition Proposal on the communities in which the Corporation's facilities are located. In so evaluating any Acquisition Proposal, the Board of Directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation within the meaning of the New Jersey Business Corporation Act, as it may be amended from time to time.

                                                 YARDVILLE NATIONAL BANCORP

                                                 By:/s/ Patrick M. Ryan
                                                    ----------------------
                                                    Name:  Patrick M. Ryan
                                                    Title: President/CEO